Exhibit 10.13

EXECUTIVE EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) by and between James Rallo (the “Executive”) and Xometry, Inc. (the “Company”) is effective as of April 13, 2020 (the “Effective Date”).

The Company desires to employ the Executive and, in connection therewith, to compensate the Executive for Executive’s personal services to the Company; and

The Executive wishes to be employed by the Company and provide personal services to the Company in return for certain compensation.

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.	EMPLOYMENT BY THE COMPANY.

1.1    Position; Board Role. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Financial Officer and Executive hereby accepts such employment. The Parties agree that Executive’s start date of employment will be on or about April 13, 2020. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention to the business of the Company.

1.2    Duties. Executive will report to the Company’s Chief Executive Officer (“CEO”). Executive will perform such duties as are normally associated with his position, as assigned from time to time by the CEO. Executive shall perform his duties under this Agreement principally out of the Company’s headquarters office, or such other location as assigned. In addition, the Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.3    Company Policies and Benefits. The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion. Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment. All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

2.	COMPENSATION.

2.1    Salary. Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $315,000, subject to annual review and increase by the Company in its sole discretion, and subject to decrease but only pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees, payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2	Annual Bonus.

(a)    During Employment. Executive shall be eligible to earn an annual calendar year performance bonus (the “Annual Bonus”) with an annual target of 33% of Executive’s then-current Base Salary (the “Target Bonus”). The Annual Bonus will be based on the bonus plan formula used for the Company’s senior executives (as set by the Company and confirmed by the Board in its reasonable good faith discretion). The Annual Bonus, if any, will be subject to applicable payroll deductions and withholdings. For calendar year 2020, so long as Executive remains employed pursuant to this Agreement through December 31, 2020, Executive is guaranteed his Target Bonus, prorated for the number of days of the calendar year he is employed. Beginning in 2021, no amount of any Annual Bonus is guaranteed at any time, and, except as otherwise stated in Section 6.2(b), Executive must be an employee in good standing through the December 31 of the applicable calendar year (the “Bonus Year”) to be eligible to receive an Annual Bonus for that Bonus Year. With the exception of the Annual Bonus for calendar year 2020, which shall be prorated from Executive’s start date of employment, no partial or prorated bonuses will be provided. Subject to Section 6.2, any Annual Bonus, if earned, will be paid at the same time annual bonuses are generally paid to other similarly-situated employees of the Company, but not later than March 15th of the year following the applicable Bonus Year. Executive’s eligibility for an Annual Bonus is subject to change in the discretion of the Board (or any authorized committee thereof).

(b)    Upon Termination. Subject to the provisions of Section 6, in the event Executive leaves the employ of the Company for any reason prior to December 31 of the applicable Bonus Year, Executive is not eligible for an Annual Bonus, prorated or otherwise, for that Bonus Year.

2.3    Stock Option. Subject to approval by the Board at the first regularly scheduled Board meeting following the date Executive begins employment with the Company (the “Start Date“) the Company shall grant Executive an option to purchase 458,822 shares of the Company’s common stock (the “Option”) with an exercise price equal to the fair market value of a share of common stock as determined by the Board as of the date of grant, pursuant to the terms of the Company’s 2016 Equity Incentive Plan (the “Plan”) and individual stock option grant notice and agreements as applicable. The Option will be subject to the terms and conditions of the Plan and the Executive’s grant agreement and will vest twenty-five percent (25%) on the one-year anniversary of the Start Date, and thereafter over the ensuing three (3) years in a series of thirty-six (36) successive equal monthly installments, subject to Executive’s continuous service as of each such date. The Option shall begin vesting effective on the Start Date. The Option shall be an incentive stock option, under Section 422 of the Code (as defined in Section 2.4 below), to the maximum extent permissible. As set forth in in Section 6.2 of this Agreement, the Option will include double-trigger accelerated vesting in the event of a “Change in Control,” as defined in the Plan.

2.4    Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses with proper documentation and in accordance with the Company’s standard expense reimbursement policy. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.    CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION OBLIGATIONS. The parties hereto are entering into an Employee Confidentiality Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Confidential Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.    OUTSIDE ACTIVITIES. Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, including accepting any appointment to the board of directors of another company, that would interfere or conflict, either directly or indirectly, with Executive’s responsibilities and the performance of Executive’s duties hereunder except for (i) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit and/or other charitable organization as Executive may wish to serve, (ii) reasonable time devoted to activities in the non-profit and business communities consistent with Executive’s duties, and (iii) such other activities as may be specifically approved by the Board. This restriction shall not, however, preclude the Executive (x) from owning less than one percent (1%) of the total outstanding shares of a publicly traded company, or (y) from employment or service in any capacity with Affiliates of the Company. As used in this Agreement, “Affiliates” means an entity under common management or control with the Company.

5.    NO CONFLICT WITH EXISTING OBLIGATIONS. Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

6.    TERMINATION OF EMPLOYMENT. The parties acknowledge that Executive’s employment relationship with the Company is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without Cause. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter this at-will status.

6.1    Termination by the Company without Cause or by the Executive for Good Reason Not in Connection with a Change in Control.

(a)    The Company shall have the right to terminate Executive’s employment with the Company pursuant to this Section 6.1 at any time, in accordance with Section 6.7, without “Cause” (as defined in Section 6.3(b) below) by giving notice as described in Section 7.1 of this Agreement. A termination pursuant to Section 6.5 or 6.6 below is not a termination without Cause for purposes of receiving the benefits described in this Section 6.1.

(b)    If the Company terminates Executive’s employment at any time, not in connection with a Change in Control, without Cause or Executive terminates his employment with the Company for “Good Reason” (as defined in Section 6.1(h) below), then Executive shall be entitled to receive the Accrued Obligations (defined in 6.1(e) below). In addition, if Executive is terminated pursuant to this Section 6.1, and provided that such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), and further provided that Executive complies with the obligations in Section 6.1(c) below (including but not limited to the Release requirement), then Executive shall also be eligible to receive the following “Severance Benefits:”

(i)    The Company will pay Executive an amount equal to Executive’s then current Base Salary for nine (9) months, less all applicable withholdings and deductions (“Severance”), paid in equal installments beginning on the Company’s first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.1(c) below), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter.

(ii)    Provided Executive timely elects continued coverage under COBRA under the Company’s group health plans following such termination, the Company will pay Executive’s COBRA premiums, to continue Executive’s health insurance coverage in effect on the termination date until the earliest of: (1) nine (9) months following the termination date (the “COBRA Severance Period”); (2) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (3) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (1)-(3), (the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law (including, but not limited to, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of paying COBRA premiums pursuant to this Section, the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. Nothing in this Agreement shall deprive Executive of his rights under COBRA or ERISA for benefits under plans and policies arising under his employment by the Company.

(c)    Executive shall receive the Severance pursuant to Section 6.1(b) of this Agreement if: (i) within the timeframe provided by the Company, which shall be no later than the 60th day following the date of Executive’s Separation from Service, he has signed and delivered to the Company a separation agreement containing an effective, general release of claims in favor of the Company and its affiliates and representatives, in the form presented by the Company (the “Release”), which cannot be revoked in whole or part by such date (the date that the Release can no longer be revoked is referred to as the “Release Effective Date”); (ii) if he holds any other positions with the Company or any Affiliate, including a position on the Board, he resigns such position(s) to be effective no later than the date of Executive’s termination date (or such other date as requested by the Board); (iii) he returns all Company property; (iv) he complies with his post-termination obligations under this Agreement and the Confidential Information Agreement; and (v) he complies with the terms of the Release, including without limitation any non-disparagement and confidentiality provisions contained in the Release. To the extent that any severance payments are deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of Severance will not be made or begin until the later calendar year.

(d)    Provided that Executive complies with the obligations in Section 6.1(c), on the first regularly scheduled payroll date following the Release Effective Date the Company will (i) make the first payment to Executive under Section 6.1(b)(i) and, in a lump sum, an amount equal to the aggregate amount of payments that the Company would have paid Executive through such date had the payments commenced on Executive’s date of termination through such 60th day, with the balance of the payments paid thereafter on the schedule described above.

(e)    For purposes of this Agreement, “Accrued Obligations” are (i) Executive’s accrued but unpaid salary and all accrued and unused vacation through the date of termination, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company’s standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan. Executive will be paid all of the Accrued Obligations on the Company’s first payroll date after Executive’s date of termination from employment or earlier if required by law.

(f)    The Severance or Change in Control Severance Benefits (as defined below) provided to Executive pursuant to Section 6.1 or Section 6.2 are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(g)    Any damages caused by the termination of Executive’s employment without Cause or by the Executive for Good Reason would be difficult to ascertain; therefore, the Severance or Change in Control Severance Benefits for which Executive is eligible pursuant to Section 6.1(b) or 6.2 in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

(h)    For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events without Executive’s consent: (i) a material reduction in Executive’s Base Salary, which the parties agree is a reduction of at least ten percent (10%) of Executive’s Base Salary (unless pursuant to a salary reduction program applicable generally to the Company’s similarly situated employees); (ii) a material reduction in Executive’s duties (including responsibilities and/or authorities), provided, however, that a reduction in duties (including responsibilities and/or authorities) in connection with a conversion of the Company to a subsidiary, division or unit of an acquiring entity in connection with a Change in Control cannot be considered Good Reason for the first six (6) months following the Change in Control; (iii) a material breach by the Company or any successor entity of any employment-related contract between the Company and Executive; or (iv) the relocation of Executive’s principal place of employment, without Executive’s consent, in a manner that lengthens his one-way commute distance by fifty (50) or more miles from his then-current principal place of employment immediately prior to such relocation; provided, however, that, any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if: (1) Executive gives the Company written notice of his intent to terminate for Good Reason within thirty (30) days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated; and (4) Executive voluntarily terminates his employment within thirty (30) days following the end of the Cure Period.

6.2    Termination by the Company without Cause or Resignation by Executive for Good Reason (in connection with a Change in Control). In the event that the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason within three (3) months prior to or twelve (12) months following the effective date of a Change in Control (“Change in Control Termination Date”), then Executive shall be entitled to the Accrued Obligations and, subject to Executive’s compliance with Section 6.1(b) and (c) above, including but not limited to the Release requirement and Executive’s continued compliance with his obligations to the Company under his Confidential Information Agreement, then Executive will be eligible for the following “Change in Control Severance Benefits:”

(a)    Executive shall be eligible to receive the Severance under the terms and conditions described in Section 6.1;

(b)    The Company shall pay Executive an amount equal to Executive’s full Target Bonus for the calendar year in which Executive’s termination occurs, pro-rated for the number of days of the calendar year he is employed and, if the termination occurs between January 1 and March 15 and Executive has not yet been paid an Annual Bonus for the preceding Bonus Year, then Executive shall also receive an amount equal to his unpaid Annual Bonus for the preceding Bonus Year, payable subject to standard federal and state payroll withholding requirements on the Company’s first regularly scheduled payroll date following the Release Effective Date; and

(c)    Effective as of the later of Executive’s Change in Control Termination Date or the effective date of the Change in Control, the vesting and exercisability of all outstanding equity awards that are held by Executive as of immediately prior to the Change in Control Termination Date shall be accelerated (and lapse, in the case of reacquisition or repurchase rights) in full. Executive’s equity awards shall remain outstanding following Executive’s Change in Control Termination Date if and to the extent necessary to give effect to this Section 6.2(c), subject to earlier termination under the terms of the equity plan under which such awards were granted and the original maximum term of the award (without regard to Executive’s termination).

6.3    Termination by the Company for Cause.

(a)    The Company shall have the right to terminate Executive’s employment with the Company at any time for Cause by giving notice as described in Section 6.7 of this Agreement.

(b)    “Cause” for termination shall mean that the Company has determined in its reasonable sole discretion, after the expiration of 10 days after written notice without a cure (to the extent curable), that the Executive has engaged in any of the following: (i) a material breach of any covenant or condition under this Agreement or any other agreement between the parties; (ii) any act constituting fraud, immoral or disreputable conduct that has a material injurious impact on the Company; (iii) any conduct which constitutes a felony under applicable law; (iv) violation of any Company policy or any act of misconduct that has a material injurious impact on the Company; (v) repeated refusal to follow or implement a clear and reasonable directive of Company; (vi) gross negligence or incompetence in the performance of Executive’s duties; or (vii) breach of fiduciary duty.

(c)     In the event Executive’s employment is terminated at any time for Cause, Executive will not receive the Severance, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, consistent with the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.4    Resignation by Executive (other than for Good Reason).

(a)    Executive may resign from Executive’s employment with the Company at any time by giving notice as described in Section 6.7.

(b)    In the event Executive resigns from Executive’s employment with the Company (other than for Good Reason), Executive will not receive the Severance, Change in Control Severance Benefits, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations.

6.5    Termination by Virtue of Death or Disability of Executive.

(a)    In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, provide to the Executive’s legal representatives Executive’s Accrued Obligations, and, if the termination occurs between January 1 and March 15, Executive shall be eligible to be awarded an unpaid Annual Bonus for the preceding Bonus Year.

(b)    Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on the Executive’s Disability (as defined below). Termination by the Company of the Executive’s employment based on “Disability” shall mean termination because the Executive is unable due to a physical or mental condition to perform the essential functions of his position with or without reasonable accommodation for six (6) months in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law. In the event Executive’s employment is terminated based on the Executive’s Disability, Executive will not receive the Severance, or any other severance compensation or benefit, except that, pursuant to the Company’s standard payroll policies, the Company shall provide to Executive the Accrued Obligations and, if the termination occurs between January 1 and March 15, Executive shall be eligible to be awarded an unpaid Annual Bonus for the preceding Bonus Year.

6.6    Termination Due to Discontinuance of Business. Anything in this Agreement to the contrary notwithstanding, in the event the Company’s business is discontinued because rendered impracticable by substantial financial losses, lack of funding, legal decisions, administrative rulings, declaration of war, dissolution, national or local economic depression or crisis or any reasons beyond the control of the Company, then this Agreement shall terminate as of the day the Company determines to cease operation with the same force and effect as if such day of the month were originally set as the termination date hereof. In the event this Agreement is terminated pursuant to this Section 6.6, Executive will not receive any of the Severance, or any other compensation or benefits, except that, pursuant to the Company’s standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.7    Notice; Effective Date of Termination.

(a)    Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)    immediately after the Company gives notice to Executive of Executive’s termination, with or without Cause, unless pursuant to Section 6.3(b) in which case ten (10) days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)    immediately upon the Executive’s death;

(iii)    ten (10) days after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date;

(iv)    ten (10) days after the Executive gives written notice to the Company of Executive’s resignation not for Good Reason, provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case the Executive’s resignation shall be effective as of such other date. Executive will receive compensation through any required notice period; or

(v)    for a termination for Good Reason, immediately upon Executive’s full satisfaction of the requirements of Section 6.1(h).

(b)    In the event notice of a termination under subsections (a)(i) and (iii) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within five (5) business days of the request in compliance with the requirement of Section 7.1 below. In the event of a termination for Cause, written confirmation shall specify the subsection(s) of the definition of Cause relied on to support the decision to terminate.

6.8    Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company. Company will reimburse Executive, consistent with Section 2.4 of this Agreement, for any reasonable business expenses incurred and, if Executive is not receiving severance at the time cooperation is requested and if the required cooperation exceeds 10 hours per month, Executive will be compensated at an hourly rated determined by dividing his most recent Base Salary by 2,080.

6.9    Section 409A.

(a)    Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). Severance shall not commence until the Executive has a Separation from Service. Each installment of severance is a separate “payment” for purposes of Treas. Reg. Section 1.409A-2(b)(2)(i), and the severance is intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9). However, if such exemptions are not available and the Executive is, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, the timing of the severance payments shall be delayed until the earlier of (i) six (6) months and one day after the Executive’s separation from service, or (ii) the Executive’s death. The parties acknowledge that the exemptions from application of Section 409A to severance benefits are fact specific, and any later amendment of this Agreement to alter the timing, amount or conditions that will trigger payment of severance benefits may preclude the ability of severance benefits provided under this Agreement to qualify for an exemption.

(b)    It is intended that this Agreement shall comply with the requirements of Section 409A, and any ambiguity contained herein shall be interpreted in such manner so as to avoid adverse personal tax consequences under Section 409A. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the Internal Revenue Service pursuant to Section 409A of the Code to payments made pursuant to this Agreement.

7.	GENERAL PROVISIONS.

7.1    Notices. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its primary office location and to Executive at Executive’s address as listed on the Company payroll or Executive’s company-provided email address, or at such other address as the Company or the Executive may designate by ten (10) days advance written notice to the other.

7.2    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

7.3    Waiver. If either party should waive any breach of any provisions of this Agreement, Executive or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

7.4    Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof. This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements. This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company. The parties have entered into a separate Confidential Information Agreement and may also enter into an Option Agreement. Any such separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of the Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

7.5    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

7.6    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

7.7    Successors and Assigns. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any Company or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said Company or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to his estate upon his death.

7.8    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Maryland.

7.9    Resolution of Disputes. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Executive Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment, shall be settled by binding arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided however, that this dispute resolution provision shall not apply to any separate agreements between the parties that do not themselves specify arbitration as an exclusive remedy. The location for the arbitration shall be the Gaithersburg, Maryland area. Any award made by such panel shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators’ fees and expenses and all administrative fees and expenses associated with the filing of the arbitration shall be borne by the Company; provided however, that at the Executive’s option, Executive may voluntarily pay up to one-half the costs and fees. The parties acknowledge and agree that their obligations to arbitrate under this Section survive the termination of this Agreement and continue after the termination of the employment relationship between Executive and the Company. The parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. By election arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the day and year first written above.

XOMETRY, INC.

By:	/s/ Randolph Altschuler
Randolph Altschuler CEO

Executive:

/s/ James Rallo
James Rallo

EXHIBIT A

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION AND NON-COMPETITION AGREEMENT